Exhibit 10.17

Execution Version

EMPLOYMENT AGREEMENT

B E T W E E N :

RUMBLE INC., a corporation incorporated under the laws of the Province of Ontario (the “Company”)

- and -

CHRISTOPHER PAVLOVSKI, an individual resident in Toronto, Canada (“Executive”)

WHEREAS:

(a)	Executive is an employee and shareholder of the Company;

(b)	The Company and CF Acquisition Corp. VI (to be renamed Rumble Inc.), a Delaware corporation (“Rumble Parent”), are each a party to a Business Combination Agreement (the “Business Combination Agreement”) which contemplates, inter alia, that, by means of an arrangement pursuant to the Business Corporations Act (Ontario), Executive will be permitted to exchange his shares of the Company;

(c)	Executive will receive significant and valuable consideration pursuant to the terms of the Business Combination Agreement including, without limitation, the ability to exchange his shares of the Company;

(d)	The Company and Executive want to formalize and document the terms of Executive’s employment; and

(e)	In order to induce Rumble Parent to enter into and ultimately consummate the Business Combination Agreement, Executive has agreed to execute and deliver this Employment Agreement (this “Agreement”).

NOW THEREFORE, in consideration of the terms of the Business Combination Agreement, the recognition of the past service of Executive and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto agree as follows:

Part 1 - Definitions

1.1	Definitions: In this agreement, the following terms shall have the following meanings:

(a)	“Accrued Obligations” shall mean (i) all accrued but unpaid Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 5.1 hereof, (iii) any Benefits provided under the Company Group’s employee benefit plans or otherwise upon a termination of employment in accordance with the terms contained therein and (iv) all outstanding vacation pay until Executive's Last Day of Employment.

(b)	“Board” means the Board of Directors of Rumble Parent;

(c)	“Business” means (i) the development, operation or management of a platform for the sharing of video content through the internet or mobile applications (e.g. the Rumble Video social media platform) and (ii) the development, operation or management of a platform for creator crowdfunding through the internet or mobile applications (e.g. the Locals.com creator crowdfunding site).

(d)	“Cause” means any just cause recognized at law which would entitle the Company to terminate the employment of Executive without notice or pay in lieu thereof and includes, without limitation:

(i)	A material breach by Executive of this Agreement;

(ii)	A material breach by Executive of a fiduciary or statutory duty owed to the Company Group;

(iii)	Fraud, theft or material dishonesty by Executive involving the property, business or affairs of the Company Group or the carrying out of the Duties;

(iv)	Breach or neglect of significant and material Duties by Executive, provided that the Company shall have first provided to Executive a description of the performance issues upon which it relies and Executive shall have been afforded a reasonable opportunity to rectify such performance issues;

(v)	Conviction of Executive for an indictable criminal offence or a felony, or similar offence in a jurisdiction other than Canada; and/or

(vi)	Wilful misconduct, disobedience, or wilful neglect of duty by Executive that is not trivial and has not been condoned by the Company Group.

(e)	“Competitive Business” means any Person (other than Cosmic) that is engaged in the Business in competition with the Company Group.

(f)	“Confidential Information” has the meaning given in Section 9.1 hereof;

(g)	“Cosmic” means Cosmic Inc. (a Canadian corporation), Cosmic Development doo Beograd-Vozdovac (a Serbian limited liability company), and Kosmik Development Skopje doo (a Macedonian foreign-owned corporation);

(h)	“Developments” has the meaning given in Section 7.2 hereof;

(i)	“directly or indirectly” includes either individually or in partnership, or jointly or in conjunction with any other Person, as principal, agent, owner, partner, shareholder, director, officer, employee, consultant, independent contractor or agent, joint venturer, supplier of funding, or in any other manner or capacity whatsoever;

(j)	“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s Duties (with accommodation to the extent required by applicable human rights legislation) for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k)	“ESA” means the Ontario Employment Standards Act, 2000, as amended from time to time or any applicable successor legislation in the event that the Employment Standards Act, 2000 is wholly repealed and replaced, together with the regulations made thereunder.

(l)	“Good Reason” means any one or more of the following, without Executive’s direct or indirect consent and not as a result of Executive’s control or influence on the Company:

(i)	the Company’s failure to pay amounts due to Executive, and comply with its other monetary obligations, under and in accordance with the terms of this Agreement;

(ii)	a material reduction in Executive’s Salary;

(iii)	the relocation of Executive’s principal place of employment more than twenty (20) kilometres from the municipal boundaries of the City of Toronto;

(iv)	a material diminution of Executive’s Duties;

(v)	a material breach by the Company (or other member of the Company Group) of this Agreement or any other material compensatory agreement between Executive and any member of the Company Group; and/or

(vi)	any other circumstances which amount to constructive dismissal under the law of the Province of Ontario.

(m)	“Intellectual Property Rights” means any and all legal protection for intellectual and industrial property recognized by the law (whether by statute, common law or otherwise, in Canada and all other countries worldwide) in respect of the Company’s business, the Developments and the Confidential Information, including trade secret and confidential information protection, patents, copyright, industrial design, trade dress, trade names and trade-marks, and all other rights analogous thereto;

(n)	“Last Day of Employment” means the later of (x) Executive’s last day actually worked and (y) the end of the period of notice, if any, required by the ESA.

(o)	“Party” means a party to this Agreement, and “Parties” has a similar extended meaning;

(p)	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, unincorporated organization government, governmental authority, and any other form of entity or organization or any department or agency thereof; and

(q)	“Release of Claims” means a general release of claims in favour of the Company Group and their directors, officers, employees, shareholders and agents, in the then-current form regularly used by the Company Group in connection with employee terminations.

(r)	“Restricted Period” means during Executive’s employment and for twelve (12) months following the Last Day of Employment.

Part 2- employment

2.1	Executive’s Current Status: The Parties acknowledge that Executive is the founder of the Company and currently an employee of the Company. For the purposes of any subsequent calculation of Executive’s length or period of employment with the Company, the Company will recognize Executive’s prior service with the Company since September 13, 2013.

2.2	Term: The Agreement is conditional upon, and will become effective immediately upon, Closing (as that term is defined in the Business Combination Agreement) and shall continue until terminated in accordance with Part 11 below (the “Term”). Subject to the provisions contained in Part 11, Executive’s employment by the Company shall be for an indefinite term.

2.3	Position and Duties: The Company will employ Executive in the position and with the title of Chief Executive Officer of the Company and Rumble Parent (the “Chief Executive Officer”) with duties and responsibilities as are customary of a chief executive officer of a publicly-traded company, including day-to-day control over the operations of Rumble Parent and each of its direct and indirect subsidiaries (the “Company Group”), and such other duties and responsibilities commensurate which such position as may be assigned by the Board from time to time (the “Duties”). As Chief Executive Officer, Executive will be the most senior executive officer of the Company Group and will report directly to the Board. It is understood and agreed that Executive will also have duties and responsibilities for all members of the Company Group (which may include duties as a director and/or officer of one or more of members of the Company Group as may be determined by the Board) and that Executive is not entitled to any additional compensation for such services.

2.4	Primary Work Location: Executive’s primary work location will be the Company’s offices in Toronto, Ontario, Canada; provided, however, that the Duties may require frequent and extensive domestic and international travel by Executive. In the event that Executive agrees to relocate his primary work location to the United States or to spend a significant amount of his business time in the United States, the Company shall cause another member of the Company Group to enter into a new employment agreement with Executive containing substantially the same terms as contained in this Agreement, as appropriately modified on advice of counsel to comply with U.S. law.

2.5	Good Faith: Executive will act with the utmost good faith towards the Company Group and will diligently and faithfully devote best efforts to advance the interests of Company Group.

2.6	Fiduciary Capacity: Executive acknowledges that he is employed in a fiduciary capacity and that he will at all times act in the best interests of the Company Group, without any conflict of interest whatsoever, and consistently with his strict duty of loyalty to the Company Group.

2.7	Compliance: Executive will adhere to, and act in compliance with, all applicable laws and all guidelines, policies, procedures and rules established by the Board and/or the Company Group. The Board and/or the Company Group may implement or amend guidelines, policies, procedures and rules from time to time, in its reasonable discretion and without advance notice.

2.8	Other work: During Executive’s employment with the Company, Executive shall, except as set forth below with respect to the operation of Cosmic, devote substantially all of his business time and attention to the performance of the Duties, and shall not, without the prior written consent of the Board (with Executive recusing himself in all respects from such consent or influencing such consent), undertake any other business, occupation, work or employment, or become a director, officer or agent of any other company, firm or individual without first requesting and obtaining the Board’s written consent. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (with Executive recusing himself in all respects from such consent or influencing such consent), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s Duties and responsibilities hereunder. Further, notwithstanding the foregoing, Executive may continue to own and operate Cosmic in a manner consistent with past practices.

Part 3 - REMUNERATION

3.1	Salary: The Company will pay Executive an annual salary of US$1,000,000, payable in accordance with the established payroll practices of the Company (the “Salary”). The Board may increase, but not decrease, the Salary at any time, in its sole discretion.

3.2	Annual Bonus: Executive shall be eligible for an annual incentive bonus award determined by the Board (or a committee thereof) in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 50% of the Salary and the maximum Annual Bonus for each fiscal year shall be 100% of the Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company Group and individual performance objectives for such fiscal year, as determined by the Compensation Committee of the Board and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company Group subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement. The amount of the Annual Bonus paid in one or more period(s) does not guarantee the amount of the Annual Bonus in any subsequent period(s).

3.3	Closing Bonus: The Company shall pay Executive a one-time cash bonus in an amount equal to US$750,000 upon the occurrence of the Closing.

3.4	Annual Equity Awards:

(a)	Initial Equity Award. Promptly following the Closing, Rumble Parent shall grant Executive one million one hundred thousand (1.1 million) restricted shares of Rumble Parent’s Class A Common Stock pursuant to the Rumble Inc. 2022 Stock Incentive Plan (and a grant agreement thereunder), which restricted shares shall vest in three (3) substantially equal annual instalments on each of the first three (3) anniversaries of the Closing, subject to Executive’s continued employment through such dates.

(b)	Annual Equity Award. Executive shall be eligible to receive awards pursuant to the Rumble Inc. 2022 Stock Incentive Plan, as the same may be amended and/or restated and any successor equity plan (and grant agreements thereunder), as determined the Board (or a committee thereof) from time to time. The target award granted to Executive during each fiscal year of the Term (beginning with the Company’s 2022 fiscal year) shall have a grant date fair value of up to US$4,000,000 (the “Maximum Value”), with the actual grant date value to be awarded to Executive being determined by the Board (or a committee thereof) in its discretion (taking into account the level of achievement of Company Group and individual performance objectives for the fiscal year completed immediately prior to the grant date), and shall be granted in a combination of stock options (with a 10-year term) and restricted stock units, each of which will be subject to such terms and conditions as reasonably determined by the Board (or a committee thereof) and customary for the chief executive officer of similar publicly-traded companies, and shall include performance vesting terms with respect to at least two-thirds of the award. Notwithstanding anything herein to the contrary, the annual equity award in respect of the Company’s 2022 fiscal year shall be granted to Executive promptly following the Closing; shall be made in respect of a pro-rated portion of the Maximum Value for the portion of the year following the Closing; shall vest ratable over the four (4) year period immediately following the Closing; and shall include performance vesting terms with respect to at least two-thirds of the award, measured based on the increase in the trading price of Rumble Parent’s Class A Common Stock over a relevant period as determined by the Board (or a committee thereof).

3.5	Participation in Benefit Plans: Executive will be entitled to participate in the Company’s employee benefit plans on the same basis as generally applicable to other similarly-situated employees of the Company, subject to satisfying the insurability requirements and other terms established by the benefit provider(s) (the “Benefits”). Without limiting the foregoing, the Company shall either (x) provide Executive, his spouse and dependents with U.S. health and dental insurance coverage, or (y) pay for any medical or dental expenses incurred by Executive, his spouse and dependents with respect to any portion of the Term while they are in the United States. The Company shall also ensure that the Benefits include long-term disability insurance coverage for Executive (“LTD Insurance”) which pays Executive no less than 80% of his Salary in the event that Executive becomes Disabled as defined above at Section 1.1(j), or if such policy is not available within the existing Company group benefit plans, obtain such a policy specifically for Executive. The Benefits shall also include a two percent (2%) of Salary annual contribution by Company to Executive’s Registered Retirement Saving Plan (RRSP) or similar.

3.6	Benefit Limitations: The Company’s sole obligation with respect to insured Benefits is to remit the required premium cost for Executive’s enrolment in the Benefits during Executive’s employment.

3.7	Benefit Modifications: The Company may, acting reasonably, modify the terms and conditions of any Benefit and the premium cost sharing with Executive (collectively the “Benefit Modifications”) from time to time. The Company will give Executive written notice of the Benefit Modifications and thereafter the Benefit Modifications will be binding on Executive as a term of the Agreement.

3.8	Termination of Benefits: Upon termination of Executive’s employment, Executive’s entitlement to the Benefits will end on Executive’s Last Day of Employment, except that Executive shall be entitled to the Accrued Obligations in accordance with Part 11 below. The Company will not be liable for any claims of illness or Disability Executive suffers after the cessation of Benefits coverage. The termination of Benefits shall be without prejudice to the Employee’s entitlement to any proceeds of LTD Insurance, if then applicable.

3.9	Other Compensation: In the sole discretion of the Board, Executive may be eligible for discretionary bonuses. Any such bonuses shall not be or become an integral component of Executive’s compensation package; and, in that regard, a bonus paid in one or more period(s) does not guarantee payment of a bonus in any subsequent period(s).

3.10	Withholdings: All payments to Executive referred to in this Part 3, as well as any amounts payable to Executive under any other provision of this Agreement, shall be subject to and net of all applicable withholdings and deductions thereon or therefrom as required under applicable law or pursuant to the Company’s Benefit plans.

Part 4 - vacation

4.1	Vacation: The Company will provide Executive with an annual vacation of twenty (20) days per year. If Executive’s employment ceases prior to the end of a given year, Executive’s vacation entitlement for that year will be pro-rated accordingly. Vacation pay shall be calculated in accordance with the ESA and paid to Executive in accordance with the Company’s established payroll practices.

4.2	Vacation Schedule: The Company will schedule vacation in accordance with Executive’s reasonable requests whenever possible, however, the Company may schedule vacation at such time or times as the Company may determine having regard to the business and undertaking of the Company in its sole and absolute discretion.

4.3	Vacation Carry-Over: Executive must use all of his vacation days earned within the year in which they are earned. There will be no carry-over of vacation to subsequent years without the written approval of the Company, except as expressly required by the ESA.

Part 5 - EXPENSES AND EMPLOYER PROPERTY

5.1	Reimbursement of Expenses: The Company agrees that Executive shall be reimbursed by the Company for all reasonable expenses actually and properly incurred by Executive in accordance with the Company’s policies. Executive shall provide the Company with receipts and other supporting materials for all such expenses in a timely fashion.

5.2	Ownership of Property: Executive agrees that, during and after his employment with the Company, any and all equipment, devices or other property (whether in electronic or hard copy form) provided to Executive, including but not limited to computers, peripherals, software, cellular phones and any other equipment, shall remain the property of the Company.

Part 6 - Additional Consideration

6.1	Additional Consideration: As additional consideration for the superior terms and benefits of employment offered by the Company, Executive agrees to the specific terms set out in Part 7, Part 8, Part 9, and Part 10 hereof. Executive acknowledges that, without his agreement to the terms contained in Part 7, Part 8, Part 9 and Part 10, the Company would not have entered into this Agreement. Executive also acknowledges and agrees that the terms contained in Part 7, Part 8, Part 9, and Part 10, are reasonable in the circumstances, are necessary to protect the economic position of the Company, and that all defences to the strict enforcement of the terms of Part 7, Part 8, Part 9, and Part 10 by the Company are waived by Executive.

6.2	Reasonableness: Executive acknowledges and agrees that he has reviewed the terms of Part 7, Part 8, Part 9 and Part 10, and has turned his mind to their provisions including the geographic scope, the Restricted Period and the nature of the business and conduct prohibited and that Executive understands the implications of these terms, and agrees that the provisions are both necessary and reasonable for the protection of the legitimate business interests of the Company and that the provisions reflect the mutual desire and intent of Executive and the Company and should be upheld in their entirety and given full force and effect.

Part 7 - Business Opportunities
and Intellectual Property protection

7.1	Business Opportunities: Executive agrees not to take or omit to take any action if the result would be to divert from the Company Group to Executive’s personal benefit, any opportunity which is within the scope of the Business.

7.2	Developments: Executive agrees that the Company Group have sole, right title and interest in, as its exclusive property, all inventions, work, product, proprietary rights, patent rights, copyrights, trade secrets, Confidential Information and any other intellectual or industrial proprietary rights relating to the business and operations of the Company Group which:

(a)	are or were developed or conceived (whether alone or with others) during Executive’s employment with the Company;

(b)	arise from or are suggested by any work that Executive has done or may do for the Company Group; or

(c)	are or were otherwise made through the use of any facilities, materials, services or other resources of the Company Group (the “Developments”).

7.3	Disclosure: Executive will promptly and fully disclose in writing to the Company the existence of all Developments and will provide the Company with ready access to such Developments.

7.4	Assignment: Executive hereby assigns to the Company (or its designee) all right, title and interest that he may have, and agrees to assign to the Company (or its designee) all right, title and interest that he may in the future have, in and to the Developments including any corresponding Intellectual Property Rights, throughout the world in perpetuity, subject only to any limits imposed by law and to the rights of any third party under any agreement between such third party and the Company Group.

7.5	Moral Rights Waiver: Executive hereby waives (and confirms that he has waived) all moral rights that he has to the Developments, and agrees to waive all moral rights that he may in the future have to the Developments, and Executive agrees never to assert any and all moral and proprietary rights, and Executive agrees that the Company Group may use, alter, vary, adapt, translate, convert, and exploit the Developments as it sees fit. Executive hereby forsakes the right to institute, maintain or permit any legal action asserting that the exercise by the Company Group of any of the rights granted to it pursuant to this Part 7 constitutes an infringement of his moral rights. Executive acknowledges that the Company Group may license or assign some or all of the developments to third parties and agrees that the waivers in this section will extend to all such parties, their assignees and licensees.

7.6	Executive’s Cooperation: During Executive’s employment and following the termination thereof, regardless of the circumstances or reasons for such termination, Executive will, upon request and payment of reasonable out-of-pocket expenses, provide his reasonable co-operation to the Company Group to:

(a)	Execute any applications, transfers, assignments or other documents the Company Group consider necessary or desirable for the purpose of obtaining, maintaining, protecting, vesting in and assigning to the Company Group all right, title and interest in and to the Developments including the Intellectual Property Rights therein;

(b)	Assist the Company Group in every reasonable way (including obtaining and giving of evidence under oath) in any arbitration, court or governmental proceeding to obtain, maintain, protect, vest or assign to the Company Group the Developments and the Intellectual Property Rights, including proceedings pertaining to the prosecution of applications for grant, interference, conflict, opposition, re-examination, infringement or validity of the Intellectual Property Rights;

(c)	Not knowingly, directly or indirectly, participate or assist in any proceeding or do any other act which will adversely affect the validity, enforceability or scope of the Intellectual Property Rights or the Company Group’s ownership of the Intellectual Property Rights; and

(d)	Upon termination of employment, cooperatively participate in an interview with the Company to discuss Executive’s continuing obligations in respect of the Developments and the Intellectual Property Rights, post-employment restrictions as set out in this Agreement and Executive’s compliance with the Company’s policies as may be applicable at that time.

Part 8 - Non-Competition and Non-Solicitation
Covenants of Executive

8.1	Non-Competition: During the Restricted Period, except with the prior written consent of the Company (with Executive recusing himself in all respects from such consent or influencing such consent), Executive shall not, either directly or indirectly, individually or on behalf of any Person, own, operate, be engaged in, be concerned with the operation of, or have any financial or other interest in any Competitive Business anywhere in Canada, the United States of America or any other jurisdiction in which the Company Group derives more than five percent (5%) of its revenues during the twelve month period immediately preceding such date (or the Last Day of Employment for any portion of the Restricted Period following the Last Day of Employment).

8.2	Non-Competition with Specific Competitive Businesses: During the Restricted Period, except with the prior written consent of the Company (with Executive recusing himself in all respects from such consent or influencing such consent), Executive shall not, either directly or indirectly, individually or on behalf of any Person, own, operate, be engaged in, be concerned with the operation of, or have any financial or other interest in Alphabet Inc.; Meta Platforms, Inc.; Twitter, Inc.; ByteDance Ltd., including TikTok; Amazon.com, Inc., including Twitch Interactive, Inc.; Odysee, Inc.; Bit Chute Limited; Vimeo, Inc.; Snap Inc.; Reddit, Inc.; or Microsoft Corporation, in each case, including any of their subsidiaries, in a role similar to which he held with the Company any Competitive Business anywhere in Canada, the United States of America or any other jurisdiction.

8.3	No Solicitation of Customers/Clients: During the Restricted Period, except with the prior written consent of the Company (with Executive recusing himself in all respects from such consent or influencing such consent), Executive shall not, either directly or indirectly, individually or on behalf of any Person solicit or aid in the solicitation of any customer/client of the Company Group in connection with a Competitive Business for the purpose of providing said customer/client of the Company Group with products or services known by Executive to be provided by the Company Group, or encourage any of them to cease or end their relationship or contract with the Company Group. For the purposes of this Section 8.2, the reference to “customer/client of the Company Group” shall include any Person who was a customer/client of the Company Group at any time during the twelve (12) month period preceding Executive’s last day of active employment and whose account Executive directly worked on or directly supervised.

8.4	No Solicitation of Employees, Business Partners or Contractors: During the Restricted Period, except with the prior written consent of the Company (with Executive recusing himself in all respects from such consent or influencing such consent), Executive shall not, either directly or indirectly, individually or on behalf of any Person solicit, hire, or retain any employee, client, business partner, consultant or independent contractor of the Company Group known to Executive, or encourage any of them to cease their employment or end their engagement or contract with the Company Group. For the purposes of this Section 8.4, the reference to “employee, client, business partner, consultant or independent contractor of the Company” shall include any Person who was in the employ of, or engaged by, the Company Group at any time during the twelve (12) month period preceding Executive’s last day of active employment.

8.5	No Disparagement: Executive shall not, at any time during or after Executive’s employment with the Company, make any disparaging or defamatory comments regarding any member of the Company Group, or any of their respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment with the Company. Executive’s obligations under this Section 8.5 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Section 8.5 prohibits Executive from speaking with law enforcement, any governmental authority overseeing human rights or employment standards, or Executive’s legal counsel.

8.6	Reasonableness and Acknowledgements: Executive agrees and acknowledges that:

(a)	The time and geographic limitations set out in this Part 8 are reasonable and properly required for the adequate protection of the business interests of the Company Group, and in the event that any limits with respect to capacities, activities, time period or geographic areas are found to be unreasonable by a court of competent jurisdiction, then Executive agrees to be bound to such reduced limits with respect to capacities, activities, time periods or geographic area as such court deems to be reasonable; and

(b)	Executive has prior experience and can carry on business and earn an income exclusive of the matters and activities prohibited by the provisions of this Part 8, and Executive further acknowledges and agrees that there will be no serious or irreparable harm to him, nor will his ability to work or earn a living be in any way affected by, the exercise and enforcement of such covenants.

Part 9 - cONFIDENTIAL INFORMATION PROTECTion

9.1	Definition: For the purposes of this Agreement, “Confidential Information” means:

(a)	Information relating to the Company Group and/or the business and methods of operation of the Company Group, whether or not conceived or developed by Executive, and regardless of whether it is in written or electronic form, which:

(i)	is issued, or is developed to be used in connection with the business of the Company Group, or results from the research or development of the Company Group, customers or suppliers;

(ii)	is private or confidential in that it is not generally known or available to the public;

(iii)	gives the Company Group, customers or suppliers an opportunity to obtain an advantage over their respective competitors who do not know or use such information; and

(iv)	includes all documents or records containing information furnished to or received by Executive, together with any and all analyses, compilations, studies or other documents prepared or obtained by Executive which contains or otherwise reflect such information.

(b)	This information shall include, but not be limited to:

(i)	existing and prospective business opportunities and prospects, including all ventures and initiatives planned or considered by the Company Group whether or not pursued;

(ii)	customer/client information and lists and prospect lists, including customer/client/prospect names, addresses, contacts, details of pricing, budgeting, marketing, prospect and supply strategies, details of specific needs, and information acquired during the course of completing projects for or proposals to customers, clients and prospects including information regarding their competitors and marketplaces;

(iii)	information relating to suppliers, licensors, subcontractors, consultants, leasing companies, resellers, distributors, and other similar parties, with whom the Company Group have business relationships, including names, addresses, contacts and details of contracts;

(iv)	information regarding or pertaining to products and services of the Company Group including, without limitation, programs, designs configurations, processes, specifications, drawings, source codes, documents, copyrights, inventions, improvements, enhancements, developments, refinements, modifications (including those made to suppliers products), operation parameters and product manuals relating thereto;

(v)	information regarding or pertaining to the Developments and/or related Intellectual Property Rights;

(vi)	matters of a business nature or of a technical nature including, but not limited to: corporate and other strategies and methods; marketing research; product research and development including research methodologies and other related ideas and processes; business systems, policies and procedures; strategic ideas; inventions (whether patentable or not); quality policies and procedures; personnel policies and manuals, and computer systems, software and databases and hardware, and concepts and other information relating to the development and maintenance thereof;

(vii)	information regarding the employees and contractors of the Company Group including, without limitation, compensation provided to them; and

(viii)	financial information, including the business plans, financial statements, and accounting records of the Company Group.

(c)	Confidential Information does not include:

(i)	knowledge or documents within the public domain at the time of its use or disclosure other than as a result of an act or omission by Executive; or

(ii)	knowledge or documents required to be disclosed pursuant to an order from a court or regulatory or other lawful authority of competent jurisdiction.

9.2	Executive’s Acknowledgement: Executive acknowledges that by virtue of his employment with the Company, Executive has acquired, and will continue to have access to and acquire Confidential Information. Executive further acknowledges and agrees that:

(a)	the Confidential Information has been and will continue to be obtained, developed and protected from disclosure at significant effort or cost to the Company Group and is commercially valuable;

(b)	the Confidential Information is the exclusive property of the Company Group; and

(c)	the Company Group have the right to maintain the confidentiality of the Confidential Information and that use or disclosure, either directly or indirectly, of the Confidential Information by or to anyone, but particularly to the public or competitors of the Company Group, could be highly detrimental to the interests of the Company Group.

9.3	Covenant to Protect Confidential Information: Executive agrees, during and after his employment, to keep confidential and refrain from using or disclosing, directly or indirectly, any of the Confidential Information for any purpose other than carrying out his duties as an employee of the Company. Without limiting the generality of the foregoing, Executive shall not:

(a)	use the Confidential Information for Executive’s own benefit or the benefit of any Person;

(b)	use the Confidential Information in any way detrimental to the Company Group; or

(c)	copy, disclose, divulge, publish, transcribe or transfer the Confidential Information in any manner whatsoever in whole or in part except as required to perform his duties as an employee of the Company.

The foregoing covenants and restrictions shall apply irrespective of whether Executive’s employment hereunder is terminated with or without Cause or as a result of his resignation, and regardless of the manner of termination.

9.4	Return of Information, etc.: At all times during and after his employment Executive shall take precautions to maintain the confidentiality of the Confidential Information and use Executive’s best efforts to prevent any Person from making unauthorized use of the Confidential Information.

9.5	Obligations on Termination: Executive agrees that, immediately upon the termination of his employment with the Company, however caused and regardless of the reasons therefore:

(a)	he shall return to the Company all Confidential Information in his possession or under his control, in whatever form, including any and all copies thereof and any analysis or derivative work relating to the Confidential Information;

(b)	he shall not retain or make any copies of the Confidential Information, or any analysis or derivative work, or permit any other Person to do so on his behalf;

(c)	he shall cooperatively participate in an interview with the Company to discuss his continuing obligations in respect of the Confidential Information and post-employment restrictions as set out in this Agreement.

Part 10- injunctive relief

10.1	Injunctive Relief: Executive understands, acknowledges, covenants and agrees that compliance with the terms and conditions of this Agreement including, without limitation, Part 7, Part 8, and Part 9 hereof, is necessary to protect the Confidential Information and the economic and competitive position of the Company Group, and that in the event of a breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company Group may suffer irreparable harm and injury. Accordingly, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, the Company Group shall be entitled to an injunction in order to prevent or to restrain any such breach or threatened breach by Executive, or by any of Executive’s agents, representatives, employees or advisors and any and all Persons directly or indirectly acting for or on behalf of Executive.

Part 11 - termination of EMPLOYMENT

11.1	General. The Term shall terminate earlier than as provided in Section 2.2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations.

11.2	Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to

(a)	The Accrued Obligations; and

(b)	Any unpaid Annual Bonus in respect of any completed performance period that has ended prior to the date of such termination or any pro rata portion thereof, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company.

In the event of termination due to Executive’s Disability, Executive shall also receive: (i) payment of Executive’s regular wages in lieu of the minimum amount of working notice prescribed by the ESA, (ii) statutory severance pay, if any, prescribed by the ESA, and (iii) any other minimum statutory entitlement that may be owing to Executive under the ESA, without duplication.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 11.2, Executive shall have no further rights to any compensation or any other benefits on account of Executive’s employment by the Company Group or the termination of Executive’s employment by the Company Group.

11.3	Termination by the Company with Cause. The Company may terminate Executive's employment at any time with Cause upon Executive’s receipt of written notice of such termination. In the event that that Company terminates Executive’s employment with Cause, and such Cause does not meet the statutory threshold set forth under the ESA (currently wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company), Executive shall be provided with only: (i) the minimum amount of working notice of termination or payment of Executive's regular wages in lieu of working notice (or a combination at the Company's discretion) prescribed by the ESA, (ii) statutory severance pay, if any, prescribed by the ESA, (iii) the Accrued Obligations, and (vi) any other minimum statutory entitlement that may be owing to Executive under the ESA, without duplication. In the event that that Company terminates Executive’s employment with Cause, and such Cause meets the statutory threshold set forth under the ESA (currently wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company), Executive shall only be entitled to the Accrued Obligations. Following such termination of Executive’s employment under this Section 11.3, except as set forth in this Section 11.3, Executive shall have no further rights to any compensation or any other benefits on account of Executive’s employment by the Company Group or the termination of Executive’s employment by the Company Group.

11.4	Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(a)	The Accrued Obligations;

(b)	Any unpaid Annual Bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company; and

(c)	(i) Payment of Executive’s regular wages in lieu of the minimum amount of working notice of termination prescribed by the ESA, (ii) statutory severance pay, if any, prescribed by the ESA, and (iii) any other minimum statutory entitlement that may be owing to Executive under the ESA, without duplication.

Notwithstanding the foregoing, the payments and benefits described in clause (b) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches his obligations set forth in Parts 8 and 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 11.4, Executive shall have no further rights to any compensation or any other benefits on account of Executive’s employment by the Company Group or the termination of Executive’s employment by the Company Group.

11.5	Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 11.4 hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 11.4 hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 11.5, Executive shall have no further rights to any compensation or any other benefits on account of Executive’s employment by the Company Group or the termination of Executive’s employment by the Company Group.

11.6	Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this 11.6, Executive shall be entitled only to the Accrued Obligations. The Company may, in its sole and absolute discretion, waive such notice in whole or in part and assign transitional duties or require Executive to work at home or another location (acting reasonably) by paying Executive’s regular wages and vacation pay and continuing Executive’s group benefits coverage to the effective date of resignation. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 11.6, Executive shall have no further rights to any compensation or any other benefits on account of Executive’s employment by the Company Group or the termination of Executive’s employment by the Company Group.

11.7	Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 11.2, 11.4 or 11.5 (other than the Accrued Obligations and any minimum entitlements under the ESA) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution and delivery of the Release of Claims to the Company within fifteen (15) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims without reasonable justification, Executive shall not be entitled to any of the Severance Benefits and shall instead be provided with only the Accrued Obligations and such minimum entitlements as may be required by the ESA. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute a Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Part 12 miscellaneous

12.1	Entire Agreement: This Agreement constitutes the entire agreement between the Parties relating to the employment of Executive by the Company. Any and all prior agreements, written or verbal, express or implied, between the Parties, relating to or in any way connected with the employment of Executive by the Company Group are hereby rendered null and void and are superseded by the terms of this Agreement. Executive hereby releases and agrees to indemnify and hold each member of the Company Group harmless from any and all claims, suits, demands or liabilities arising out of any former agreements or the termination thereof.

12.2	Key-Man Insurance: At any time during Executive’s employment, each member of the Company Group shall have the right to insure the life of Executive for the sole benefit of the Company Group, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company Group. Executive shall have no interest in any such policy, but agrees to cooperate with the Company Group in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

12.3	Publicity: Executive hereby consents to any and all uses and displays by the Company Group of his name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after Executive’s employment with the Company for all legitimate business purposes of the Company Group (the “Permitted Use”). Executive hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after Executive’s employment with the Company in connection with any Permitted Use.

12.4	Advisor Fees: Promptly following the Closing, the Company shall reimburse Executive for (or directly pay) any legal and advisory fees or expenses incurred by Executive in negotiating this Agreement, including, without limitation, any legal, tax and accounting fees and expenses.

12.5	Severability: If a court of competent jurisdiction determines that any section, part, provision, covenant or condition of this Agreement or the application thereof to any Person or circumstance is deemed invalid or to any extent unenforceable, that wording insofar as it relates to that Party or circumstance shall be deemed not to be included in this Agreement and the balance of this Agreement shall remain in full force and effect and continue to be binding.

12.6	Waivers: No waiver by or on behalf of the Company of any breach by Executive of any of the provisions of this Agreement shall take effect or be binding upon the Company unless the same is expressed in writing, and signed by a duly authorized representative of the Company and, in any event, any waiver so expressed shall not limit or affect the Company’s rights with respect to any other or future breach by Executive of the provisions of this Agreement.

12.7	Governing Law: This Agreement will be construed and interpreted in accordance with the laws of the Province of Ontario. The parties hereby irrevocably attorn to the exclusive jurisdiction of the Ontario Superior Court of Justice at Toronto except insofar as the parties seek to enforce their rights under Part 7, Part 8, Part 9, or Part 10 hereof in which event the Parties attorn to the non-exclusive jurisdiction of the Ontario Superior Court of Justice.

12.8	Further Assurance: Each of the Parties shall from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform the terms of this Agreement.

12.9	Enurement, etc.: The rights and obligations of the Company under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. Neither this Agreement nor any of the payments or benefits hereunder may be assigned, transferred or pledged by Executive, in whole or in part, in any manner whatsoever, This Agreement shall enure to the benefit of and be binding upon Executive and his heirs, executors and administrators.

12.10	Remedies Cumulative: The Company may exercise any remedies herein agreed to at such times and in such order as it may choose and such remedies shall be cumulative and may be exercised independently or jointly as decided by the Company.

12.11	Disclosure: The Company Group may disclose Executive’s terms and conditions of employment where such disclosure is required to comply with applicable laws.

12.12	Independent Legal Advice: This Agreement was prepared by the Company’s lawyers. Executive has read this Agreement carefully and understands it. Executive agrees that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party is not applicable in any interpretation of this Agreement. Executive was asked to obtain independent legal advice before signing this Agreement, and represents by signing this Agreement that Executive had an opportunity to obtain such advice. Executive accepts this Agreement and agrees to the terms and conditions of employment contained therein, which Executive finds to be fair and reasonable.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement.

IGNED AND DELIVERED in the presence of:	)
)
)
/s/ Michael Ellis	)	/s/ Christopher Pavlovski
(Signature))		CHRISTOPHER PAVLOVSKI
	)	(Executive Signature)
Michael Ellis	)
(Print Name))

RUMBLE INC.
Per:

/s/ Brandon Alexandroff
Authorized Signing Officer

[Signature page to C. Pavlovski Employment Agreement]